EXHIBIT 28.1


                  COMTEX SCIENTIFIC CORPORATION
                      1995 STOCK OPTION PLAN


     SECTION 1. Purpose of the Plan. The purpose of this Comtex Scientific Corporation 1995 Stock Option Plan ("Plan") is to encourage ownership of common stock, $.01 par value ("Common Stock"), of Comtex Scientific Corporation, a New York corporation (the "Company"), by eligible key employees, directors and consultants of the Company and its Affiliates (as defined below) and to provide increased incentive for such employees, directors and consultants to render services and to exert maximum effort for the business success of the Company. In addition, the Company expects that the Plan will further strengthen the identification of employees, directors and consultants with the stockholders. Certain options to be granted under this Plan are intended to qualify as Incentive Stock Options ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), while other options granted under this Plan will be nonqualified options which are not intended to qualify as ISOs ("Nonqualified Options"), either or both as provided in the agreements evidencing the options as provided in Section 6 hereof. As used in this Plan, the term "Affiliates" means any "parent corporation" of the Company and any "subsidiary corporation" of the Company within the meaning of Code Sections 424(e) and (f), respectively.

     SECTION 2.  Administration of the Plan.

          (a) Administrators. The Plan shall be administered by administrators (the "Administrators") designated by the Board of Directors of the Company (the "Board"), and consisting of not fewer than two members of the Board. Pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), no director shall serve as an administrator unless he is a "disinterested person" within the meaning of said Rule 16b-3.

          (b) Administrators' Action. The Administrators shall hold meetings at such times and places as they may determine. A majority of Administrators shall constitute a quorum, and all determinations of the Administrators shall be made by not less than a majority thereof. Any decision or determination reduced to writing and signed by a majority of the Administrators shall be fully effective as if it had been made by a majority vote of the Administrators at a meeting duly called and held. The Administrators may designate the Secretary of the Company or other Company employees to assist the Administrators in the administration of the Plan, and may grant authority to such persons to execute award agreements or other documents on behalf of the Administrators and the Company. Any duly constituted committee of the Board satisfying the qualifications of this
     Section 2 may be appointed as the Administrators.

          (c) Administrators' Expenses. All expenses and liabilities incurred by the Administrators in the administration of the Plan shall be borne by the Company.
     The Administrators may employ attorneys, consultants, accountants or other persons.

     SECTION 3. Stock Reserved for the Plan. Subject to adjustment as provided in Section 6(k) hereof, the maximum number of shares of Common Stock for which options granted hereunder may be exercised shall be 1,200,000. The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options granted under the Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be canceled prior to its exercise in full, the shares theretofore subject to such option may again be made subject to an option under the Plan.

     SECTION 4.  Eligibility.

          (a) The persons eligible to participate in the Plan as a recipient of options ("Optionee") shall include only key employees, directors and consultants of the Company or its Affiliates at the time the option is granted. An employee or consultant who has been granted an option hereunder may be granted an additional option or options, if the Administrators shall so determine.

          (b) During the term of the Plan, each non-employee director elected or appointed to the Board (other than non-employee directors holding office- on the date of adoption of this Plan, whose initial grants are discussed below) will automatically receive on the date of his first initial appointment to the Board, an option to purchase 2,500 shares of the Common Stock (the "Initial Option") at a per share exercise price equal to the fair market value of the Common Stock on the date of grant. Subject to acceleration upon the occurrence of certain prescribed events, such option becomes exercisable as to one-third upon the date of grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant.

          Each non-employee director holding office on the date of adoption of this Plan by the Board shall receive on such date two options, each to purchase 2,500 shares of the Common Stock at a per share exercise price equal to the fair market value of the Common Stock on such date. Subject to acceleration upon the occurrence of certain prescribed events, one of such options shall become exercisable as to two-thirds on the date of grant, and shall become exercisable as to the remaining one-third on the first anniversary of the date of grant (the "Two-Thirds Option"), and the other option shall become exercisable as to one-third upon the date of grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant (the "One-Third Option").

          Each non-employee director (including non-employee directors holding office on the date of adoption of this
     Plan) will automatically receive on each anniversary of his initial election or appointment to the Board or, in the case of non-employee directors holding office as of the date of adoption of this Plan on each anniversary of such date, an option to purchase 2,500 shares of the Common Stock exercisable at a per share value equal to the fair market value for the Common Stock on the applicable additional grant date. Subject to acceleration upon the occurrence of certain prescribed events, each such option shall become exercisable as to one-third upon the date of grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant.

          The Two-Thirds Options shall terminate, to the extent not exercised prior thereto, upon the earlier to occur of
     (i) the fourth anniversary of the date of grant and (ii) ninety days after the cessation of the Optionee's service as a member of the Board (to the extent vested upon the date of such cessation). All other options granted to non-employee directors (including, without limitation, the One-Thirds Options) shall terminate, to the extent not exercised prior thereto, upon the earlier to occur of (i) the fifth anniversary of the date of grant and (ii) ninety days after the cessation of the Optionee's service as a member of the Board (to the extent vested upon the date of such cessation).

     SECTION 5.  Grant of Options.

          (a) Administrators' Discretion. The Administrators shall have sole and absolute discretionary authority (i) to determine, authorize, and designate those key employees, directors and consultants of the Company or its Affiliates who are to receive options under the Plan, (ii) to determine the number of shares of Common Stock to be covered by such options and the terms thereof, and (iii) to determine the type of option granted: ISO, Nonqualified Option or a combination of ISO and Nonqualified Options; provided that a non-employee director may not receive any ISOs. The Administrators shall thereupon grant options in accordance with such determinations as evidenced by a written option agreement. Subject to the express provisions of the Plan, the Administrators shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to interpret the Plan, to prescribe and amend the terms of the option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

          (b) Stockholder Approval. All options granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the votes cast at a meeting of the stockholders or by written consent in accordance with the laws of the State of New York. If such approval by the stockholders of the Company is not forthcoming, all options previously granted under this Plan shall be void.

          (c) Limitation on Incentive Stock Options. The aggregate fair market value (determined in accordance with Section 6(b) of this Plan at the time the option is granted) of the Common Stock with respect to which ISOs may be exercisable for the first time by any Optionee during any calendar year under all such plans of the Company and its Affiliates shall not exceed $100,000.

     SECTION 6. Terms and Conditions. Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Administrators, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Administrators may deem appropriate.

          (a) Option Period. The Administrators shall promptly notify the Optionee of the option grant and a written agreement shall promptly be executed and delivered by and on behalf of the Company and the Optionee, provided that the option grant shall expire if a written agreement is not signed by said Optionee (or his agent or attorney) and returned to the Company within sixty (60) days from date of receipt by the Optionee of such agreement. The date of grant shall be the date the option is actually granted by the Administrators, even though the written agreement may be executed and delivered by the Company and the Optionee after that date. Each option agreement shall specify the period for which the option thereunder is granted (which in no event shall exceed ten years from the date of grant) and shall provide that the option shall expire at the end of such period. If the original term of an option is less than ten years from the date of grant, the option may be amended prior to its expiration, with the approval of the Administrators and the Optionee, to extend the term so that the term as amended is not more than ten years from the date of grant. In the case of an ISO granted to an individual who, at the time of grant, owns stock comprising more than ten (10) percent of the total combined voting power of all classes of stock of the Company or its Affiliate ("Ten Percent Stockholder), such period shall not exceed five years from the date of grant.

          (b) Option Price. The purchase price of each share of Common Stock subject to each option granted pursuant to the Plan shall be determined by the Administrators at the time the option is granted and, in the case of ISOs, shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted, as determined by the Administrators. In the case of an ISO granted to a Ten Percent Stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date the option is granted. The purchase price of each share of Common Stock subject to a Nonqualified Option under this Plan shall be determined by the Administrators prior to granting the option. The Administrators shall set the purchase price for each share subject to a Nonqualified Option at such price as the Administrators in their sole discretion shall determine, provided that the purchase price of each share of Common Stock subject to a Nonqualified Option shall not be greater than the fair market value of a share of Common Stock on the date the option is granted as determined by the Administrators.

          For all purposes under the Plan, the fair market value of a share of Common Stock on a particular date shall be equal to the average of the reported high and low bid prices of the Common Stock for the preceding ten (10) days. In the event the Common Stock is not actively traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Administrators in such manner as it deems appropriate.

          (c) Exercise Period. The Administrators may provide in the option agreement that an option may be exercised in whole, immediately, or is to be exercisable in increments. However, no portion of any option may be exercisable by an Optionee prior to the approval of the Plan by the stockholders of the Company.

          (d) Procedure for Exercise. Options shall be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares with respect to which the option is being exercised. Such notice shall be accompanied by cash or cashier's check, bank draft, postal or express money order payable to the order of the Company, or at the option of the Administrators, in Common Stock theretofore owned by such Optionee (or any combination of cash and Common Stock). Notice may also be delivered by telefax provided that the purchase price of such shares is delivered to the Company via wire transfer on the same day the telefax is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed. An Optionee shall be deemed to be a stockholder with respect to shares covered by an option on the date the Company receives such written notice and such option payment.

          As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the Optionee's name or such other name as the Optionee directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of-the Company shall have deposited such certificates in the United States mail, addressed to the Optionee at the address specified pursuant to this Section 6(d).

          (e) Termination of Employment or Service. If an employee or consultant to whom an option is granted ceases to be employed or engaged by the Company for any reason other than death or disability or if a director to whom an option is granted ceases to serve on the Board for any reason other than death or disability, any option which is exercisable on the date of such termination of employment or engagement or cessation of service from the Board shall expire ninety (90) days following such date of such termination of employment or engagement or cessation of service from the Board.

          (f) Disability or Death of Optionee. In the event of the determination of disability or death of an Optionee under the Plan while he is employed or engaged by the Company or while he serves on the Board, the options previously granted to him may be exercised (to the extent he would have been entitled to do so at the date of the determination of disability or death) at any time and from time to time, within a three-month period after such determination of disability or death, by the former employee, director or consultant, the guardian of his estate, the executor or administrator of his estate or by the person or persons to whom his rights under the option shall pass by will or the laws of descent and distribution, but in no event may the option be exercised after its expiration under the terms of the option agreement. An Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Administrators, he is incapable of performing services for the Company of the kind he was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician. The Administrators, in their sole discretion, may allow an Optionee to exercise all or a portion of the Options granted but unexercised for a longer period than three months after disability or death.

          (g) Assignability. An option shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder. During the lifetime of an Optionee, an option shall be exercisable only by him.

          (h) Incentive Stock Options. Each option agreement may contain such terms and provisions as the Administrators may determine to be necessary or desirable in order to qualify an option designated as an incentive stock option.

          (i) No Rights as Stockholder. No Optionee shall have any rights as a stockholder with respect to shares covered by an option until the option is exercised by the written notice and accompanied by payment as provided in clause (d) above.

          (j) Extraordinary Corporate Transactions. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing a "Fundamental Change"), then thereafter upon any exercise of an option theretofore granted, the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any person or entity (including a "group" as contemplated by Section 13(d) (3) of the Exchange Act) acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock, (iv) the Company is to be dissolved and liquidated, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board, the Administrators, in their sole discretion, may accelerate the time at which all or a portion of an Optionee's Options may be exercised for a limited period of time before or after a specified date.

          (k)  Changes in Company's Capital Structure.   If the
     outstanding shares of Common Stock or other securities of the Company, or both, for which the option is then exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, or combination of shares, the number and kind of shares of Common Stock or other securities which are subject to the Plan or subject to any options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate option price.

          (l) Acceleration of Options. Except as hereinbefore expressly provided, (i) the issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (li) the payment of a dividend in property other than Common Stock or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or the purchase price per share, unless the Administrators shall determine in their sole discretion that an adjustment is necessary to provide equitable treatment to the Optionee. Notwithstanding anything to the contrary contained in this Plan, the Administrators may in their sole discretion accelerate the time at which any option may be exercised, including, but not limited to, upon the occurrence of the events specified in this Section 6.

     SECTION 7. Amendments or Termination. The Board may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Optionee, without his consent, under any option theretofore granted, or which, without the approval of the stockholders, would: (i) except as is provided in Section 6(k) of the Plan, increase the total number of shares reserved for the purposes of the Plan,
(il) change the class of persons eligible to participate in the Plan as provided in Section 4 of the Plan, (iii) extend the applicable maximum option period provided for in Section 6(a) of the Plan, (iv) extend the expiration date of this Plan set forth in Section 14 of the Plan, (v) except as provided in Section 6(k) of the Plan, decrease to any extent the option price of any option granted under the Plan, or (vi) withdraw the administration of the Plan from the Administrators.

     SECTION 8. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options thereunder, and the obligation of the Company to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Any adjustments provided for in subparagraphs 6(j), (k) and (l) shall be subject to any shareholder action required by New York corporate law.

     SECTION 9. Purchase for Investment. Unless the options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an option under this Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

     SECTION 10.  Taxes.

          (a) The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any options granted under this Plan.

          (b) Notwithstanding the terms of Paragraph 11(a), any Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by him in connection with the exercise of a Nonqualified option by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Paragraph 6(b), equal to the amount required to be withheld or paid. An Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). All such elections are irrevocable and subject to disapproval by the Administrators.

     SECTION 11. Replacement of Options. The Administrators from time to time may permit an Optionee under the Plan to surrender for cancellation any unexercised outstanding option and receive from the Company in exchange an option for such number of shares of Common Stock as may be designated by the Administrators. The Administrators may, with the consent of the person entitled to exercise any outstanding option, amend such option, including reducing the exercise price of any option to not less than the fair market value of the Common Stock at the time of the amendment and extending the term thereof.

     SECTION 12. No Right to Company Employment. Nothing in this Plan, or as a result of any option granted pursuant to this Plan, shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time. The option agreements may contain such provisions as the Administrators may approve with reference to the effect of approved leaves of absence.

     SECTION 13.  Liability of Company.  The Company and any
Affiliate which is in existence, or hereafter comes into existence, shall not be liable to an Optionee or other persons as to:

          (a) The Non-Issuance of Shares. The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

          (b) Tax Consequences. Any tax consequence expected, but not realized, by any Optionee or other person due to the exercise of any option granted hereunder.

     SECTION 14. Effectiveness and Expiration of Plan. The Plan shall be effective on the date the Board adopts the Plan. If the stockholders of the Company fail to approve the Plan within twelve months of the date the Board approved the Plan, the Plan shall terminate and all options previously granted under the Plan shall become void and of no effect. The Plan shall expire ten years after the date the Board approves the Plan and thereafter no option shall be granted pursuant to the Plan.

     SECTION 15. Non-Exclusivity of the Plan. Neither the adoption by the Board, nor the submission of the Plan to the stockholders of the Company for approval, shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     SECTION 16. Governing Law. This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of New York and applicable federal law.

     SECTION 17. Cashless Exercise. The Administrators also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Administrators determine to be consistent with the Plan's purpose and applicable law. The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.